Exhibit 10.1

SIXTH AMENDMENT TO

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is made and entered into on August 28, 2020, by and among DELTA APPAREL, INC., a Georgia corporation ("Delta"), M. J. SOFFE, LLC, a North Carolina limited liability company ("Soffe"), CULVER CITY CLOTHING COMPANY, a Georgia corporation ("Culver City"), SALT LIFE, LLC, a Georgia limited liability company ("Salt Life"), DTG2GO, LLC, a Georgia limited liability company ("DTG2GO"; Delta, Soffe, Culver City, Salt Life, and DTG2GO, each individually, a "Borrower" and, collectively, "Borrowers"); the parties to the Credit Agreement (as defined below) from time to time as Lenders (each individually, a "Lender" and collectively, "Lenders"); and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Wells Fargo"), in its capacity as agent for Lenders (together with its successors in such capacity, "Agent").

Recitals:

Borrowers, Agent and Lenders are parties to a certain Fifth Amended and Restated Credit Agreement dated as of May 10, 2016 (as at any time amended, restated, modified or supplemented, the "Credit Agreement"), pursuant to which Agent and Lenders have made certain loans and other financial accommodations available to Borrowers.

The parties desire to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.

2.     Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)     By adding a new sentence to the end of Section 2.15(b) of the Credit Agreement as follows:

Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(b)     By deleting Section 2.15(c) of the Credit Agreement and by substituting the following in lieu thereof:

(c)     If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(c)     By deleting Section 2.15(e) of the Credit Agreement and by substituting the following in lieu thereof:

(e)     Without limiting the generality of the foregoing and except as otherwise expressly provided in the Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to the Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.

(d)     By deleting the first sentence of Section 2.15(h) of the Credit Agreement and by substituting the following in lieu thereof:

Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash.

(e)     By adding two new sentences to the end of Section 2.15(h) of the Credit Agreement as follows:

If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the "Foreclosed Borrower"), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(f)     By inserting the word "Employee" before the reference to "Benefit Plan" in Section 4.10(a) of the Credit Agreement.

(g)     By deleting Section 4.10(d) of the Credit Agreement and by substituting the following in lieu thereof:

(d)     Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter provided under a volume submitted program. To the best knowledge of each Loan Party and the ERISA Affiliates after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.

(h)     By inserting the word "lender's" before each reference to "loss payable" in Section 5.6 of the Credit Agreement.

(i)     By inserting the word "Pension" before the reference to " Plan" in Section 6.14(a) of the Credit Agreement.

(j)     By inserting the word "Employee" before the reference to "Benefit Plan" in Section 6.14(b) of the Credit Agreement.

(k)     By deleting Section 6.14(c) of the Credit Agreement and by substituting the following in lieu thereof:

(c)     Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the IRC, whether or not waived, with respect to any Pension Plan which exceeds $2,500,000 with respect to all Pension Plans in the aggregate.

(l)      By deleting Section 7(b) of the Credit Agreement and by substituting the following in lieu thereof:

(b)     Minimum Availability. At all times (i) during the period beginning on the Sixth Amendment Date through (and including) April 3, 2021, maintain Availability of not less than $12,000,000, (b) during the period beginning on April 4, 2021 through (and including) July 3, 2021, maintain Availability of not less than $14,000,000.

(m)     By inserting the phrase "the Issuing Bank," before the reference to "each Participant" in Section 10.3 of the Credit Agreement.

(n)     By deleting Section 15.1(b) of the Credit Agreement and by substituting the following in lieu thereof:

(b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents

(o)     By deleting Section 17.14 of the Credit Agreement and by substituting the following in lieu thereof:

17.14     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto (including each member of the Lender Group and each Bank Product Provider) acknowledges that any liability of any Affected Financial Institution arising under any Loan Document of any member of Lender Group or Bank Product Provider, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto (including each member of the Lender Group and each Bank Product Provider) that is an Affected Financial Institution; and

(b)     the effects of any Bail-in Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

(p)     By adding the following new definitions of "Affected Financial Institution," "Resolution Authority," "Sixth Amendment Date," "Sixth Amendment Fee Letter," "UK Financial Institution" and "UK Resolution Authority" to Schedule 1.1 of the Credit Agreement in proper alphabetical order:

"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Sixth Amendment Date" means August 28, 2020.

"Sixth Amendment Fee Letter" means that certain fee letter, dated as of the Sixth Amendment Date, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

(q)     By deleting the definitions of "Applicable Margin," "Bail-In Action," "Bail-In Legislation," "Borrowing Base," "Drawing Document," "EEA Financial Institution," "EEA Resolution Authority," "EU Bail-In Legislation Schedule," "Excluded Taxes," "Financial Covenant Period," "Financial Covenant Trigger Event," "Fixed Charges," "Indemnified Taxes," "ISP," "Letter of Credit Usage," "Loan Documents," "Multiemployer Plan," "Pension Plan," "UCP," "Withdrawal Liability" and "Write-Down and Conversion Powers" set forth in Schedule 1.1 to the Credit Agreement and by substituting the following in lieu thereof, respectively:

"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Alternate Average Excess Availability of Borrowers for the most recently completed fiscal quarter; provided, that for the period from the Sixth Amendment Date through and including July 3, 2021, the Applicable Margin shall be set at the margin in the row styled "Level III"; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled "Level III":

Level	Alternate Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the "Base Rate Margin")	Applicable Margin Relative to LIBOR Rate Loans (the "LIBOR Rate Margin")
I	> 50% of Revolver Commitments	0.75%	1.75%
II	< 50% of Revolver Commitments and > 20% of Revolver Commitments	1.00%	2.00%
III	< 20% of Revolver Commitments	1.25%	2.25%

The Applicable Margin shall be re-determined as of the first day of each fiscal quarter of Borrowers.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Borrowing Base" means, as of any date of determination, the result of:

(a)     85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)     the lesser of:

(i)     $102,000,000, or

(ii)     the lesser of (A) sixty percent (60%) of the Value of Eligible Finished Goods Inventory, Eligible Raw Material Inventory, and Eligible In-Transit Inventory; or (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of such Eligible Inventory, plus

(c)     (i) at any time prior to the first day of the fiscal month immediately following the satisfaction of the Clinton Real Property Re-Appraisal Conditions, seventy percent (70%) of the appraised fair market value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of the Clinton Real Property, which amount shall be reduced on the first day of each fiscal month, commencing October 4, 2020 by an amount equal to $27,941.67, and (ii) at any time on and after the first day of the fiscal month immediately following satisfaction of the Clinton Real Property Re-Appraisal Conditions, an amount equal to the lesser of (i) $10,500,000 and (ii) sixty-five percent (65%) of the appraised fair market value of the Clinton Real Property (based on the most recent appraisal completed prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent), which amount shall be reduced on the first day of each fiscal month, commencing on the first day of the second fiscal month immediately following satisfaction of the Clinton Real Property Re-Appraisal Conditions, by an amount equal to 1/120th of the lesser of (i) $10,500,000 and (ii) sixty-five percent (65%) of the appraised fair market value of the Clinton Real Property (based on the most recent appraisal completed prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent); plus

(d)     seventy percent (70%) of the appraised fair market value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of Eligible Real Property of Borrowers other than the Clinton Real Property, which amount shall be reduced on the first day of each fiscal month, commencing October 4, 2020 by an amount equal to $151,666.67; plus

(e)     eighty-five percent (85%) multiplied by the Net Orderly Liquidation Value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of the Eligible Equipment of Borrowers, which amount shall be reduced on the first day of each fiscal month (excluding Borrowers' fiscal months ending each of May 2, 2020, May 30, 2020, June 27, 2020, August 1, 2020, August 29, 2020, October 3, 2020, November 7, 2020, January 2, 2021, February 6, 2021, March 6, 2021 and April 3, 2021), commencing January 1, 2020 by an amount equal to $37,632.74; plus

(f)     twenty-five percent (25%) of the appraised fair market value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of the Eligible Intellectual Property of Borrowers, which amount shall be reduced on the first day of each fiscal month, commencing April 4, 2021 by an amount equal to $129,008.33; plus

(g)     the FILO Formula Amount; minus

(h)     the aggregate amount of Reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

Notwithstanding anything to the contrary contained herein, the portion of the Borrowing Base on any date calculated with reference to Eligible Real Property, Eligible Intellectual Property and Eligible Equipment collectively, shall not exceed (i) at any time prior to the first day of the fiscal month immediately following the satisfaction of the Clinton Real Property Re-Appraisal Conditions, twenty percent (20%) of the Maximum Revolver Amount and (ii) at any time on and after the first day of the fiscal month immediately following satisfaction of the Clinton Real Property Re-Appraisal Conditions, twenty-five percent (25%) of the Maximum Revolver Amount, and the aggregate amount of Adjusted Revolver Usage based on Eligible Inventory consisting of yarn classified as work-in-process outstanding at any time shall not exceed $2,500,000 at any time.

"Drawing Document" means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Excluded Taxes" means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (ii) withholding taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

"Financial Covenant Period" means a period which shall commence on any date on which a Financial Covenant Trigger Event has occurred and shall continue until the date on which Agent has determined that no Financial Covenant Trigger Event exists or has existed for a period of sixty (60) consecutive days; provided, that in no event shall a Financial Covenant Period exist at any time during the period beginning on the Fifth Amendment Date through (and including) July 3, 2021.

"Financial Covenant Trigger Event" means any date on which Alternate Excess Availability (without giving effect, at any time on or after July 3, 2021, to the FILO Formula Amount) is less than 12.5% of the lesser of the Borrowing Base or the Maximum Revolver Amount or an Event of Default has occurred; provided, that in no event shall a Financial Covenant Trigger Event occur at any time during the period beginning on the Fifth Amendment Date through (and including) July 3, 2021.

"Fixed Charges" means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of:

(a)     Interest Expense (including the interest component with respect to Indebtedness under Capital Leases) paid in cash during such period, plus

(b)     an amount equal to the sum of:

(i)     the product of (1) $27,941.67 (which represents the monthly reduction of the Clinton Real Property component of the Borrowing Base prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (i) was deducted from the Borrowing Base, plus

(ii)     the product of (1) an amount equal to 1/120th of the lesser of (x) $10,500,000 and (y) sixty-five percent (65%) of the appraised fair market value of the Clinton Real Property (based on the most recent appraisal completed prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) (which represents the monthly reduction of the Clinton Real Property component of the Borrowing Base after the satisfaction of the Clinton Real Property Re-Appraisal Conditions) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (ii) was deducted from the Borrowing Base, plus

(iii)     the product of (1) $151,666.67 (which represents the monthly reduction of the Eligible Real Property (other than the Clinton Real Property) component of the Borrowing Base) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (iii) was deducted from the Borrowing Base, plus

(iv)     the product of (1) $37,632.74 (which represents the monthly reduction of the Eligible Equipment component of the Borrowing Base) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (iv) was deducted from the Borrowing Base, plus

(v)      the product of (1) $129,008.33 (which represents the monthly reduction of Eligible Intellectual Property component of the Borrowing Base) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (v) was deducted from the Borrowing Base.

"Indemnified Taxes" means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

"ISP" means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

"Letter of Credit Usage" means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

"Loan Documents" means the Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Fourth Amendment Fee Letter, the Sixth Amendment Fee Letter, the Guaranty and Security Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Art Gun Subordination Agreement, the Salt Life Subordination Agreement, the DTG2GO Subordination Agreement, the SSI Subordination Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

"Multiemployer Plan" means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan, or during the preceding five plan years, has made or been obligated to make contributions.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise, or in the case of a multiple employer plan or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five (5) plan years.

"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

"Withdrawal Liability" means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA or with respect to a Pension Plan liability under Section 4063 of ERISA.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(r)     By (i) deleting the word "and" following clause (b) of the definition of "Base Rate" set forth in Schedule 1.1 to the Credit Agreement, (ii) deleting the period set forth at the end of clause (c) of the definition of "Base Rate" set forth in Schedule 1.1 to the Credit Agreement and by substituting in lieu thereof ", and" and (iii) by adding a new clause (d) to the definition of "Base Rate" set forth in Schedule 1.1 to the Credit Agreement as follows:

(d) one percent (1.00%) per annum.

(s)      By deleting the definition of "Benefit Plan" set forth in Schedule 1.1 to the Credit Agreement.

(t)     By deleting clause (b) of the definition of "Eligible Accounts" set forth in Schedule 1.1 to the Credit Agreement and by substituting the following in lieu thereof:

(b)      such Accounts are not unpaid more than (i) during the period beginning on the Sixth Amendment Date through (and including) April 3, 2021, the earlier of (x) ninety (90) days after the original due date for them, or (y) one hundred fifty (150) days after the date of the original invoice for them (or one hundred eighty (180) days after the date of the original invoice for them for certain account debtors of such Borrower which are pre-approved by Agent, on terms and conditions acceptable to Agent), and (ii) on and after April 4, 2021, the earlier of (i) sixty (60) days after the original due date for them, or (ii) one hundred twenty (120) days after the date of the original invoice for them (or one hundred fifty (150) days after the date of the original invoice for them for certain account debtors of such Borrower which are pre-approved by Agent, on terms and conditions acceptable to Agent);

(u)     By (i) deleting the word "and" set forth at the end of clause (o) of the definition of "Eligible Accounts" set forth in Schedule 1.1 to the Credit Agreement, (ii) deleting the period set forth at the end of clause (p) of the definition of "Eligible Accounts" set forth in Schedule 1.1 to the Credit Agreement and by substituting in lieu thereof ", and" and (iii) by adding a new clause (q) to the definition of "Eligible Accounts" set forth in Schedule 1.1 to the Credit Agreement as follows:

(q)     The account debtor with respect to such Accounts are not a Sanctioned Person or Sanctioned Entity.

(v)     By deleting the reference to "Fee Letter" set forth in clause (a) of the definition of "Obligations" set forth in Schedule 1.1 to the Credit Agreement and by substituting a reference to "Fee Letter, Fourth Amendment Fee Letter and Sixth Amendment Fee Letter" in lieu thereof:

(w)     By deleting Schedule 5.2 to the Credit Agreement and by substituting Schedule 5.2 attached hereto in lieu thereof.

3.     Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents.

4.     Acknowledgments and Stipulations. Each Borrower acknowledges and stipulates that the Credit Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); the security interests and Liens granted by such Borrower in favor of Agent are duly perfected, first priority security interests and Liens; and, as of the opening of business on August 28, 2020, the unpaid principal amount of the Revolver Loans totaled $95,000,000.00, and the undrawn face amount of all Letters of Credit totaled $425,000.00.

5.     Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by such Borrower in the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

6.     Reference to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

7.     Breach of Amendment. This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

8.     Conditions Precedent. The effectiveness of the amendments contained in Section 2 hereof are subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Agent, unless satisfaction thereof is specifically waived in writing by Agent:

(a)     Agent's receipt of duly executed counterparts of this Amendment, the Sixth Amendment Fee Letter and all instruments and documents to be entered into in connection herewith from Borrowers and Lenders;

(b)     Agent’s receipt of all fees and expenses due and owing under the Sixth Amendment Fee Letter; and

(c)     Agent's receipt of a certificate from the Secretary of each Loan Party attesting to the resolutions of such Loan Party's board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party.

9.     Expenses of Agent. Borrowers agree to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

10.     Effectiveness; Governing Law. This Amendment shall be effective upon acceptance by Agent and Lenders (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Georgia.

11.     Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.     No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.

13.     Counterparts; Telecopied Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

14.     Further Assurances. Each Borrower agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

15.     Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

16.     Release of Claims. To induce Agent and Lenders to enter into this Amendment, each Borrower hereby releases, acquits and forever discharges Agent and Lenders, and all officers, directors, agents, employees, successors and assigns of Agent and Lenders, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that such Borrower now has or ever had against Agent or any Lender arising under or in connection with any of the Loan Documents or otherwise. Each Borrower represents and warrants to Agent and Lenders that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against Agent or any Lender.

17.     Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank; signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

DELTA APPAREL, INC.

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Vice President, Chief Financial Officer, and Treasurer

M.J. SOFFE, LLC

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Vice President, Chief Financial Officer, and Treasurer

CULVER CITY CLOTHING COMPANY

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Chief Financial Officer

SALT LIFE, LLC

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Vice President, Chief Financial Officer, and Treasurer

DTG2GO, LLC

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Vice President, Chief Financial Officer, and Treasurer

[Signatures continue on the following page.]

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Ryan C. Tozier Name: Ryan C. Tozier Title: Vice President

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Ryan C. Tozier Name: Ryan C. Tozier Title: Vice President

[Signatures continue on the following page.]

REGIONS BANK

By: /s/ Elizabeth L. Schoen Name: Elizabeth L. Schoen Title: Senior Vice President

[Signatures continue on the following page.]

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Douglas Meckelnburg Name: Douglas Meckelnburg Title: Vice President

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 20th day of each month)

(a)    an executed Borrowing Base Certificate, provided, that, if Availability at any time on and after July 4, 2021 is less than an amount equal to twelve and one-half percent (12.5%) of the Maximum Revolver Amount, in Agent's discretion and at Agent's request, Borrowers shall deliver to Agent such calculation of the Borrowing Base and certification on a weekly basis until such time that Availability is greater than or equal to twelve and one-half percent (12.5%) of the Maximum Revolver Amount, for a period of sixty (60) consecutive days, at which time the delivery requirements shall revert to a monthly basis,

(b)    a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(c)    a detailed Inventory system/perpetual report together with a reconciliation to Borrowers' general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(d)    a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(e)    a summary aging, by vendor, of Borrowers' and their Subsidiaries' accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,

(f)    a detailed report regarding Borrowers' and their Subsidiaries' cash and Cash Equivalents,

(g)   a detailed aging, by total, of Borrowers' Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(h)    a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers' general ledger, and

(i)    a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting.

Monthly (no later than the 30th day of each month)	(a) reports detailing any sales or transfers of Equipment or Real Property during the prior month.
Weekly (no later than Wednesday of each week)

(a)   a detailed aging, by total, of Borrowers' Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(b)    a weekly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers' general ledger, and

(c)    a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting.

Upon request by Agent

(a)    copies of (i) customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrowers, and

(b)    such other reports as to the Collateral or the financial condition of Borrowers and their Subsidiaries, as Agent may reasonably request.

Promptly after the filing thereof, upon becoming aware thereof, or upon receipt thereof

(a)   promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Pension Plan or any trust created thereunder,

(b)   promptly upon becoming aware of the occurrence of any Notification Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the IRC in connection with any Pension Plan or any trust created thereunder, a written notice signed by a chief financial officer of each Loan Party, specifying the nature thereof, what action the Loan Parties propose to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and

(c)   promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Pension Plan, (d) no later than March 15 of each year during the term of this Agreement, proof that each Loan Party submitted a request for a Withdrawal Liability estimate to each Multiemployer Plan no later than February 15 of each year during the term of this Agreement, and (e) promptly upon its receipt thereof, a copy of each estimate of Withdrawal Liability received by any Loan Party or ERISA Affiliate from a Multiemployer Plan.